Exhibit 99.1

FCPT Prices $100 Million Private Placement of Senior Unsecured Notes

MILL VALLEY, Calif. —(BUSINESS WIRE)— Four Corners Property Trust, Inc. (“FCPT” or the “Company”, NYSE: FCPT) today announced that it has entered into agreements to issue $100 million of senior unsecured notes (the “Notes”). The Notes have a ten-year term and are priced at a fixed interest rate of 6.44%. In connection with the offering of the Notes, the Company terminated interest rate swaps entered into previously to hedge the interest rate of this offering. This resulted in a gain of $8.1 million for the Company and a 5.39% yield to maturity including the gain. The gain will be amortized straight line over the life of the Notes and effectively makes the Note’s all-in interest rate, after amortizing the gain, 5.63%. The Notes are scheduled to fund on July 12, 2023.

With the issuance, the Company’s weighted-average debt maturity is approximately 5.3 years, excluding the Company’s unsecured revolving credit facility. Net proceeds from the offering will be used for general corporate purposes including the funding of acquisitions.

The offer and sale of the Notes have not been registered under the Securities Act of 1933 as amended, and the Notes may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About FCPT

FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at www.fcpt.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding FCPT’s intent, belief or expectations, including, but not limited to, statements regarding the anticipated consequences and benefits of the transaction and other future events and their potential effects on FCPT, including, but not limited to, statements relating to anticipated financial and operating results, the Company’s plans, objectives, expectations and intentions, cost savings and other statements. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of FCPT’s public disclosure obligations, FCPT expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in FCPT’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and FCPT can give no assurance that its expectations or the events described will occur as described. For a further discussion of these and other factors that could cause FCPT’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in FCPT’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by FCPT from time to time with the Securities and Exchange Commission.

Four Corners Property Trust:

Bill Lenehan, 415-965-8031

CEO

Gerry Morgan, 415-965-8032

CFO